EXHIBIT 3.5

ARTICLES OF INCORPORATION

OF

SYNIVERSE NETWORKS OF VIRGINIA, INC.

I.

The name of the corporation is Syniverse Networks of Virginia, Inc. (the “Corporation”).

II.

The Corporation is organized as a public service company, engaged in the business of providing telecommunications services pursuant to Section 13.1-620 of the Virginia Stock Corporation Act, as amended from time to time. The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which a corporation organized as a public service company engaged in the business of providing telecommunications services may be incorporated under the Virginia Stock Corporation Act, as amended from time to time, including, without limitation, any or all lawful business related to or incidental to its stated business as a public service company engaged in the business of providing telecommunications services.

III.

The number of shares of common stock which the Corporation shall have authority to issue shall be 5,000 shares, without par value. Except as may be provided in any written agreement entered into by the Corporation with any such holder or holders of shares, no holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

IV.

The initial registered office shall be located at 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060-6802 in the County of Henrico, Virginia, and the initial registered agent shall be C T Corporation System, which is a foreign stock corporation authorized to transact business in the Commonwealth of Virginia, the business address of which is identical with the address of the initial registered office.

V.

1. In this Article:

“applicant” means the person seeking indemnification pursuant to this Article.

“expenses” includes counsel fees.

“liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

2. In any proceeding brought by or in the right of the Corporation, or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether before or after the effective date of this Article, except for liability resulting from that person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

3. The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that the person is or was a director or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by that person in connection with the proceeding unless that person engaged in willful misconduct or a knowing violation of the criminal law. A person whose duties to the Corporation also impose duties on, or otherwise involve services by, that person to an employee benefit plan or to participants in or beneficiaries of the plan is considered to be serving the plan at the Corporation’s request. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director of officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of the contract.

4. No amendment or repeal of this Article shall affect the rights provided under this Article with respect to any act or omission occurring before the amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

5. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section 2 or 3 of this Article.

6. Any indemnification under Section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the applicant has met the standard of conduct set forth in Section 3.

The determination shall be made:

a. By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

b. If a quorum cannot be obtained under subsection (a) of this Section, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

c. By special legal counsel:

(1) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section; or

(2) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section and a committee cannot be designated under subsection (b) of this section, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

d. By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this Section 6 to select counsel.

Notwithstanding the foregoing, if the composition of a majority of the Board of Directors has changed after the date of the alleged act or omission with respect to which indemnification is claimed, any determination with respect to any claim for indemnification or advancement of expenses made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

7. a. The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 3 if the applicant furnishes the Corporation:

(1) a written statement of the applicant’s good faith belief that he or she has met the standard of conduct described in Section 3; and

(2) a written undertaking, executed personally or on the applicant’s behalf, to repay the advance if it is ultimately determined that the applicant did not meet such standard of conduct.

b. The undertaking required by paragraph 2 of subsection (a) of this Section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

c. Authorizations of payments under this Section shall be made by the persons specified in Section 6.

8. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section 2 or 3 of this Article who was, is or may become a party to any proceeding, by reason of the fact that the person is or was an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if that person were specified as one to whom indemnification is granted in Section 3. The provisions of Sections 4 through 7 of this Article shall be applicable to any indemnification provided hereafter pursuant to this Section 8.

9. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred in any such capacity or arising from the person’s status as such, whether or not the Corporation would have power to indemnify that person against such liability under the provisions of this Article.

10. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by the Article on the Board of Directors shall not be exclusive of any other rights to which any other person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify that person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any future indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

11. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity or any other provision.

VI.

Unless these Articles of Incorporation provide otherwise or the Board of Directors conditions its submission of a particular matter on receipt of a greater vote or on any other basis permitted by applicable law, the vote of the holders of a majority of the outstanding shares of any series or class of stock voting as such series or class, or any series(es) and/or class(es) of stock voting together as a voting group, entitled to vote on the following matters required by applicable law to be submitted to such series(es), classes or voting group shall be required and sufficient for the adoption or approval thereof by such series(es), class(es) or voting group: (i) any amendment of the Articles of Incorporation of the Corporation, (ii) a plan of merger, (iii) a plan of share exchange, (iv) the sale, lease or exchange or other disposition of all or substantially all of the property of the Corporation other than in the usual and regular course of business, or (v) a proposal to dissolve the Corporation. The foregoing provisions of this Article VI shall not be construed to alter or modify in any respect the voting requirements prescribed by the Virginia Stock Corporation Act (the “Act”) which would in the absence of such provisions be applicable to the approval of any affiliated transaction (as defined in said Act) or any amendment of the Articles of Incorporation relating to the vote required for such approval.

VII.

Except as otherwise provided in the bylaws, the Board of Directors shall have the power to make, amend or repeal bylaws of the Corporation.

VIII.

Except as otherwise expressly provided herein, the creation or the issuance to directors, officers or employees of the Corporation or any subsidiary of the Corporation of rights, options or warrants for the purchase of Common Stock of the Corporation, where such rights, options or warrants are not issued or to be issued to shareholders of the Corporation generally, shall not require approval by the shareholders of the Corporation.

IX.

Any action required or permitted by the Act to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, provided that that action is taken and has been approved by shareholders, who would be entitled to vote at a meeting of holders of outstanding shares, holding the minimum number (or numbers, in the case of voting groups) of votes necessary to approve the particular action, as that number is set forth in these Articles of Incorporation, the bylaws of the Corporation or the Act.

Dated: April 20, 2004

/s/ David M. Lay
David M. Lay, Incorporator

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